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Exhibit 4.55

CONFIRMATION

DATE:	14th August 2003
TO:	Durban Roodepoort Deep, Limited (Incorporated in the Republic of South Africa) Registration No. 1895/000926/06
ATTENTION:	Ian Louis Murray
FAX:	(011) 482 1022
FROM:	Investec Bank (Mauritius) Limited
SUBJECT:	American Call Option
REF No.:	0010

        1.     The purpose of this communication is to set forth the terms and conditions of the transactions referred to above and entered into on the Trade Date specified below (the "Transactions") between Investec Bank (Mauritius) Limited ("Investec") and Durban Roodepoort Deep, Limited ("Counterparty"). This communication constitutes a Confirmation as referred to in the Agreement specified below.

        2.     This Confirmation is subject to, and incorporates, the 2000 ISDA Definitions and the 2002 Equity Derivatives Definitions (the "Definition") as published by the International Swaps and Derivatives Association, Inc. ("ISDA"). In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will prevail.

        3.     If Investec and Counterparty are parties to the 1992 ISDA Master Agreement, (the "Agreement") this Transaction and Confirmation supplements, forms part of and is subject to such Agreement. If Investec and Counterparty are not yet parties to the Agreement, both parties agree to use best efforts to promptly negotiate, execute and deliver the Agreement, including a standard form of Schedule and any addenda that may from time to time be required. Upon execution and delivery of the Agreement this Transaction and Confirmation shall supplement, form part of and be subject to such Agreement and will constitute a single agreement between the parties. Until such Agreement has been executed and delivered, this Transaction and Confirmation (together with all other Transactions and Confirmation previously entered into between us, notwithstanding anything to the contrary therein) shall supplement, form part of and be subject to the 1992 ISDA Master Agreement, as if, on the Trade Date of the first such Transaction between the parties, the parties had executed that agreement (without any Schedule thereto) and specified that (i) the Cross Default will apply to both parties and that the Threshold Amount will be 3% of each Party's Shareholders Equity as disclosed in their latest published audited financial statements, (ii) the Credit Event Upon Merger Provisions will apply to both parties (iii) the Automatic Early Termination provisions contained in Section 6(a) of such agreement would not apply and that in the event of an Early Termination Date being designated a net payment amount in respect of the Termination Transactions will be determined in accordance with the early termination payment calculation provisions of Section 6(e)(i) based on a payment measure of Market Quotation and a payment method of Second Method (iv) the Termination Currency will be selected by the Non-Defaulting Party and (v) upon the occurrence of an Event of Default with respect to one party (X) the other party (Y) shall have the right to set off any obligation of X owing to Y against any obligations of V owing to X as described in Section 6(e) of the Agreement. However, nothing in this part (v) will be deemed to create a charge or other security interest.

        4.     This Confirmation and Agreement referred to above, will be governed by and construed in accordance with the laws of the Republic of South Africa, provided that this provision will be superseded by any choice of law provision contained in the ISDA Master Agreement executed between the parties.

        5.     Investec and Counterparty represent to each other that it has entered Into this Transaction in reliance upon such tax, accounting, regulatory, legal and financial advice as it deemed necessary and not upon any view expressed by the other party.

        6.     The terms of the particular Transaction to which the Confirmation relates are as follows:

General Terms:
Trade Date:	15th August 2003
Option Style:	American
Option Type:	Call
Seller:	Counterparty
Buyer:	Investec
Shares:	Ordinary fully paid shares in Durban Roodepoort Deep Limited (JSE Code DUR)
Number of Options:	18 million (10%)
Option Entitlement:	1 Share(s) per Option
Strike Price:
A USD amount equal to 95% of the simple average of the Daily Volume Weighted Average Price of the Durban Roodepoort Deep Limited American Depository Receipt (Bloomberg Code: DROOY US) on a Related Exchange for the period 30 Business Days prior to the Exercise Date.
Daily Volume Weighted Average Price:	The total value divided by the total volume of all on-market trades on a given day. Off-market trades are specifically excluded from this calculation.
Premium:	Nil
Premium:	Not Application
Exchange:	The JSE Securities Exchange South Africa ("JSE").
Related Exchange(s):	All Exchanges
Calculation agent:	Investec
Clearance System:	STRATE
Procedures for Exercise:
Expiration Time:	11pm New York Time
Expiration Date:	3rd October 2003
Automatic Exercise:	Not Applicable

Partial Exercise:	Applicable
Seller's Telephone Number and/or Facsimile Number and Contact Details for purposes of Giving Notice:	(011) 381 7800 (001) 381 7807 Ian Louis Murray
Settlement Terms:
Physical Settlement:	Applicable
Settlement Currency:	USD, subject to Provision 1 below.
Adjustments:
Method of Adjustment:	Calculation Agent Adjustment
Extraordinary Events:
Consequences of Merger Events:
Share-for-Share:	Modified Calculation Agent Adjustment
Share-for-Other:	Modified Calculation Agent Adjustment
Share-for-Combined:	Modified Calculation Agent Adjustment
Consequences of Tender Offers:
Share-for Share:	Modified Calculation Agent Adjustment
Share-for-Other:	Modified Calculation Agent Adjustment
Share-for-Combined:	Modified Calculation Agent Adjustment
Consequences of Tender Offers:
Share-for-Share:	Modified Calculation Agent Adjustment
Share-for-Other:	Modified Calculation Agent Adjustment
Share-for-Combined:	Modified Calculation Agent Adjustment
Composition of Combined Consideration:	Not Applicable
Nationalization, Insolvency of Delisting:	Calculation Agent Determination
Non-Reliance:	Applicable
Agreements and Acknowledgments Regarding Hedging Activities:	Applicable
Additional Acknowledgments:	Applicable
Other Provisions:

        1.     If for any reason, including but not limited to any reserve bank or exchange control restrictions any amount may not be payable in USD, then such amount shall be converted to and payable in ZAR and such conversion shall be determined by Investec Bank Limited.

        2.     Counterparty represents and warrants to Investec that it has all applicable approvals including but not limited to the South African Reserve Bank approval with respect to this Transaction.

        3.     Neither party may transfer any Option, in whole or in part, without the prior written consent of the non-transferring party.

        4.     Any Adjustment by the Calculation Agent for the purposes of this transaction shall be interpreted in accordance with the provisions contained in the 2002 Equity Derivative Definitions. In this regard, Counterparty is referred, inter alia, to the definition of Potential Adjustment Event which amongst others includes any event that has a diluting or concentrative effect on the theoretical value or the Share(s). Where a Potential Adjustment Event has been declared the Calculation Agent shall make an adjustment to the terms of this Transaction to reflect the extent to which the theoretical value of the Share(s) is affected by the Potential Adjustment Event. This provision is not intended to amend the Definitions but is intended to record the effect that a Potential Adjustment Event may have to the terms of this Transaction.

        5.     This Confirmation constitutes the sole record of the Transaction between the parties.

        6.     No addition to, variation, or agreed cancellation of this Transaction shall be of any force or effect unless in writing and signed by or on behalf of Investec and the Counterparty.

        7.     Counterparty represents and warrants to Investec for the duration of this Transaction that there are no other transactions entered into by the Counterparty which shall place the Counterparty in breach of this resolution dated 14 August 2003 attached hereto as Annexure A.

        8.     Any disputes in respect of any calculations shall be determined by The Standard Bank of South Africa Limited and such calculation shall be determined within a period of 14 days from the first date of dispute and such determination shall be binding on the parties.

Business Days:	New York
Documentation:	ISDA Master Agreement as described above.

        9.     Please confirm that the foregoing correctly sets forth the terms of the agreement between Investec and Counterparty, with respect to the particular Transaction to which this Confirmation relates (Reference No: 0010) by manually signing this Confirmation, providing the information requested herein and immediately returning an executed copy to Investec, attention Milton Samios, facsimile 286-7371.

Investec is pleased to have executed this Transaction with Counterparty.

Very truly yours Investec Bank (Mauritius) Limited
Signed:	/s/ MILTON SAMIOS	Signed:
Title:	Joint Head of Equity Derivative Trading (Group)	Title:
Date:		Date:
Agreed and Accepted By: Durban Roodepoort Deep Limited
Signed:	/s/ IAN MURRAY	Signed:
Title:	CFO (Director	Title:
Date:	15-08-2003	Date:

ANNEXURE A

DURBAN ROODEPOORT DEEP, LIMITED
("the Company")

EXTRACT FROM A RESOLUTION OF THE DIRECTORS OF DURBAN ROODEPOORT DEEP, LIMITED PASSED ON 14 AUGUST 2003

RESOLVED:

        THAT the Company hereby authorises Ian Murray to sign an option agreement with Invested Bank (Mauritius) Limited (IBL) whereby IBL will have the right to acquire new DRD shares up to a maximum of 15% of DRD's existing issued share capital and to agree the final terms of the option agreement, which is to be at a market related price. The proceeds from the exercise of the option will be applied towards the funding requirement for DRD's Australasian acquisition strategy.

CERTIFIED A TRUE COPY

/s/ J. H. DISSEL J H Dissel	14/8/2003 Date

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CONFIRMATION
DURBAN ROODEPOORT DEEP, LIMITED ("the Company")